SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549


                                  FORM 8-K

                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  April 27, 1994


                   JAMES RIVER CORPORATION OF VIRGINIA
            (Exact name of registrant as specified in its charter)


                                Virginia
                (State or other jurisdiction of incorporation)


           1-7911                               54-0848173
  (Commission File Number)         (IRS Employer Identification Number)


             120 Tredegar Street, Richmond, Virginia 23219
     (Address of principal executive offices, including zip code)


Registrant's telephone number, including area code  (804) 644-5411

Item 5.   Other Events.

     On April 27, 1994, James River Corporation of Virginia ("James River") announced the signing of a share acquisition agreement with Montedison S.p.A. and Rayne Holdings Inc. ("Rayne"), whereby James River will acquire the 50% ownership interest in Jamont Holdings, N.V. ("Jamont Holdings") currently owned by Rayne for $575 million in cash. James River currently owns the remaining 50% of Jamont Holdings. Jamont Holdings owns 86.4% of Jamont N.V. ("Jamont"), which has operations in 12 European countries and produces branded and private label tissue and foodservice products for the retail and away-from-home markets. Jamont had sales of approximately $1.4 billion in 1993. Upon the consummation of the acquisition, Jamont will become a consolidated subsidiary of James River. James River intends to finance this transaction through the issuance of a combination of debt and equity securities. The final transaction, which is subject to normal closing conditions, as well as obtaining necessary financing and securing the approval of James River's lenders, is expected to be completed during the third quarter of 1994.


Item 7.   Financial Statements and Exhibits.

     (a) Managing Director's report and audited financial statements of Jamont Holdings N.V. for the year ended December 31, 1993:

            (i)     Managing Director's Report 1993
           (ii)     Report of independent accountants
          (iii)     Consolidated balance sheets at December 31, 1993
                    and 1992
           (iv) Consolidated profit and loss account for the years ended December 31, 1993 and 1992
            (v)     Notes to the consolidated accounts at December 31,
                    1993

     (c)  Exhibits

          23        Consent of Coopers & Lybrand
          99(a)     Press release dated April 27, 1994, published by
                    James River
          99(b)     Financial statements of Jamont Holdings N.V.
                    referenced in Item 7(a), above

                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JAMES RIVER CORPORATION of Virginia




                              By:/s/Michael J. Allan
                                 Michael J. Allan
                                 Vice President, Treasurer



Date:  April 27, 1994